

                                                                                                           EXHIBIT 12

                                              SBC COMMUNICATIONS INC.
                                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                Dollars in Millions

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                         --------------------- ------------------------------------------------------
                                             2000       1999       1999       1998       1997       1996       1995
                                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
Income Before Income Taxes,Extraordinary
  Items and Cumulative Effect of
  Accounting Changes*                    $ 10,234   $  7,773   $ 10,382   $ 11,859   $  6,356   $  8,789   $  8,139
     Add: Interest Expense                  1,194      1,069      1,430      1,605      1,550      1,418      1,513
          Dividends on Preferred
           Securities                          78         56        118        114         98         68          6
          1/3 Rental Expense                  189        164        236        228        202        188        152
                                         ---------- ---------- ---------- ---------- ---------- ---------- ----------

     Adjusted Earnings                   $ 11,695   $  9,062   $ 12,166   $ 13,806   $  8,206   $ 10,463   $  9,810
                                         ========== ========== ========== ========== ========== ========== ==========

Total Interest Charges                   $  1,261   $  1,132   $  1,511   $  1,691   $  1,700   $  1,589   $  1,533
Dividends on Preferred Securities              78         56        118        114         98         68          6
1/3 Rental Expense                            189        164        236        228        202        188        152
                                         ---------- ---------- ---------- ---------- ---------- ---------- ----------

     Adjusted Fixed Charges              $  1,528   $  1,352   $  1,865   $  2,033   $  2,000   $  1,845   $  1,691
                                         ========== ========== ========== ========== ========== ========== ==========

Ratio of Earnings to Fixed Charges           7.65       6.70       6.52       6.79       4.10       5.67       5.80




*Undistributed earnings on investments accounted for under the equity method have been excluded.

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